MINING OPTION AGREEMENT

THIS AGREEMENT, made as of the 1st day of July, 2006

BETWEEN: LOCKE B. GOLDSMITH, Geologist	(the "Optionor")
Of: Suite 502, 595 Howe Street, Vancouver, British Columbia V6C 2T5	OF THE FIRST PART

AND: CODY RESOURCES, INC.	a company duly incorporated pursuant to the laws of the
State of Nevada, and having as office at	2915 W. Charleston Blvd., Ste 7 Las Vegas, NV 89102
(the "Optionee")
OF THE SECOND PART

WHEREAS:

A.  the Optionor is the owner of certain mineral claims located in the Slocan Mining Division of British Columbia, (the "Vulture Claims" or the "Property");

B.  the Optionor has agreed to grant an exclusive option to the Optionee to acquire an interestin and to the Property, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

1. DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:
(a)	"Exploration Expenditures" means the sum of:
(i) All costs of acquisition and maintenance of the Property, all expenditures on the exploration and development of the Property, and all other costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable by the Optionee with respect to the exploration of the Property, and
(ii) as compensation for general overhead expenses which the Optionee may incur, an amount equal to 10% of all amounts included in subparagraph (i) in each year but only 5% of such amounts when paid by the Optionee under any contract involving payments by it in excess of $100,000 in one year;
(b)	"Option" means the option to acquire a 100% undivided interest in and to the Property as provided in this Agreement;
(c)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;
(d)
"Property" means the mineral claims described in Schedule "A" hereto including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprising the Property includes any mineral lease or other interests into which such mineral claim may have been converted;

(e)
"Property rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property;

(f)	"Purchase Price" means all cash payments, and Exploration Expenditures referred to in subsection 2.2 (a) and (b); and;
(g)	"Royalty" means the amount of royalty from time to time payable to the Optionor hereunder pursuant to section 11.

2.GRANT AND EXERCISE OF OPTION

2.1   The Optionor grants to the Optionee the exclusive right and option, to acquire a 100% undivided interest in the Property free and clear of all charges, encumbrances and claims, save and except for those set out herein.
2.2   The Option shall be exercised by the Optionee:
(a) (i) paying to the Optionor $25000 U.S. on or before December 31, 2007;
(ii)  paying to the Optionor an additional $50,000 U.S. on or before December 31, 2008;
(iii)  paying to the Optionor an additional $75,000 U.S. on or before December 31, 2009.

(b) (I) incurring Exploration Expenditures of $5000 U.S. on the Property on or before
December 31, 2006, or if weather does not allow reasonable access to the property at that time, the work to be completed at such other time as agreed by the parties;
(ii)  incurring additional Exploration Expenditures of $50,000 U.S. on the Property on or
before December 31, 2007;
(iii)     incurring additional Exploration Expenditures of $100,000 U.S. on the Property on or before December 31, 2008.

The Option shall be deemed to be exercised upon the Optionee making all payments and incurring all Exploration Expenditures in accordance with this Paragraph 2.2 (a) and (b).

2.3  On or before October 31 of each subsequent year and for as long as the Optionor retains a Royalty in the Property either the Optionee or the Owner, as the case may be, shall incur $150,000 U.S. in Exploration Expenditures on the Property.

2.4   In the event that the Optionee or the Owner, as the case may be, in any of the above periods incurs more than the specified sum of Exploration Expenditures, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods.

2.5   In the event that the Optionee or the Owner, as the case may be, in any of the above periods incurs less than the specified sum of Exploration Expenditures, it may pay to the Optionor the difference between the amount it actually spent and the specified sum in full satisfaction of the Exploration Expenditures to be incurred.

2.6   The Optionee will not be bound to make any payment under subsection 2.2, other than the cash payment under Paragraph 2.2 (a) (I), but the Option will terminate and either the Optionee or the Owner, as the case may be, will forfeit all previous payments if any payment or Exploration Expenditure is not made in accordance with subsections 2.2 and 2.3.

3.   CONDITIONS
The obligations of both parties are contained in this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

4.1         The Optionor represents and warrants to the Optionee that:

(a)
he is, under the laws of British Columbia legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by him and will remain so entitled until all interests of the Optionor in the Property (other than Royalty) have been duly transferred to the Optionee as contemplated hereby;

(b)
he is, and at the time of each transfer to the Optionee of mineral claims composing the Property pursuant to the exercise of the Option he will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges, and encumbrances, and no taxes or rentals are due in respect of any thereof;

(c)
the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Act (British Columbia), and, except as specified in Schedule "A" hereto and accepted by the Optionee, are in good standing in the office of the Mining Recorder on the date hereof and until the dates set opposite the respective names thereof in Schedule "A" hereto;

(d)
there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefore, and there are n o outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person, firm, or corporation has any proprietary, possessory, royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

(e)	there are no pending or threatened actions, suits, claims, disputes, or proceedings regarding the Property nor is he aware if the basis for any.

4.2  The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one of more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representation and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

5.  REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE
5.1The Optionee represents and warrants to the Optionor that:
(a)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;
(b)	it is lawfully authorized to hold mineral claims and real property under the law of the jurisdiction in which the Property is situate;
(c)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constituting documents of the

Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;
(d)
no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

5.2  The representations and warranties contained in this section 5 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representations warranty; and the representations and warranties contained in this section shall survive the execution hereof.

6.  EXERCISE OF OPTION
6.1    The Optionee may at any time after it has paid the Purchase Price, exercise the Option by delivering a written notice to the Optionor, provided always that nothing herein shall oblige the Optionee to give such notice.

6.2     If and when the Option has been exercised, a 100% undivided right and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and claims, save and except for the obligations of the Optionee under sections 9, 11, and 14.

7.      TRANSFER OF PROPERTY
As long as the Optionor holds a Royalty Interest, the Optionor shall retain title documents to he Property. If the Optionor sells all of the Optionor's Royalty Interest, the Optionor shall forthwith deliver to the Optionee duly executed transfers of the appropriate interest in the Property, which shall have been acquired by the Optionee upon exercise of the Option.

8.       RIGHT OF ENTRY
Throughout the Option Period the directors and officers of the Optionee and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:
(a)	enter thereon;
(b)	have exclusive and quiet possession thereof;
(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and
(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

9.       OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD
During the Option Period the Optionee shall:

(a)
maintain in good standing those mineral claims comprising the Property that are in good standing on the date hereof by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)
permit the directors, officers, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

(c)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;
(d)
indemnify and save the Optionor harmless in respect of all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

(e)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year;
(f)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the property.

10.       TERMINATION OF OPTION BY OPTIONEE
10.1     If the Option is terminated otherwise than upon the exercise thereof pursuant to section 6, the Optionee shall:

(a)	leave in good standing for a period of at least 12 months from the termination of theOption Period those mineral claims comprising the Property that are on good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee brings into good standing after the date hereof;
(b)
deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

10.2     Notwithstanding the termination of the Option, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

11       ROYALTY
11.1    The Optionor reserves for itself and the Optionee grants to the Optionor a 2% Net Smelter Returns royalty (the Royalty), calculated as described below, to be paid quarterly.

11.2 The Royalty will be calculated by deducting from the gross proceeds received from any mint, smelter, or other purchaser for the sale of ores, concentrates, or mineral products produced from the Property, the following charges and expenses directly or indirectly incurred:

(a)
sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale, or disposition of minerals from the Property, but excluding any taxes on net income;

(b)	charges and costs, if any, for transportation from the mine or mill to places where the minerals from the Property are smelted, refined, or sold; and
(c)	charges, costs (including assaying and sampling costs related to smelting and refining), and all penalties, if any, for smelting and refining.

12.       TRANSFERS
12.1     The Optionee may at any time either during the Option Period or thereafter, sell, transfer, or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a)
a covenant by such transferee to perform all the obligations of the Optionee to be performed under this agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such purchaser, grantee or transferee as joint and several obligors making joint and several covenants; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph (a).

12.2      No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

12.3      If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to accept, or if the Optionor intends to sell all or a part of its interest in the Property:

(a)
The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favorable than offered by the proposed Purchaser or intended to be offered by the Optionor, as the case may be.

(b)
The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise that in cash, the offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

(c)
If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the offer, If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60days following its determination by arbitration. The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(d)
If the Optionee fails to notify the Optionor before the expiration of the time limit that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(e)
Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

13.       SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT
    The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the Mineral Tenure Act (British Columbia) for at least seven years from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property.

14.       FORCE MAJEURE
14.1     If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provision of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmenta regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder Paragraph 11, and to maintain the Property in good standing.

14.2     The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

15.       CONFIDENTAL INFORMATION
No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

16.       ARBITRATION
    All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(a)
It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c)

(b)	The party desiring arbitration shall appoint one arbitrator, and shall notify the other party
(c)
of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions and procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.
(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

17.       DEFAULT AND TERMINATION
17.1     Notwithstanding section 2, if at any time during the Option Period the Optionee fails to perform any obligation required to be performed hereunder or is in breach of a warranty given herein, which failure or breach materially interferes with the implementation of this Agreement, the Optionor may terminate this Agreement, but only if:
(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and
(b)	the Optionee has not, within 45 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

17.2     Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee.

18.       NOTICES
    Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

19.       GENERAL
19.1     This Agreement constitutes the entire agreement between the parties and supersedes and replaces any other prior agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2     No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3     The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments or further assurance and do such further and other acts which may be reasonably necessary or advisably to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19.5     This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

19.6     Time shall be of the essence in this Agreement.

19.7     Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

19.8     Any reference in this Agreement to currency shall be deemed to be United States of America dollars.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED BY in the presence of:

___________________________ Signature
Locke B. Goldsmith Name
502-543 Granville Street, Vancouver, BC V6C1X: Address

SIGNED, SEALED AND DELIVERED BY THE AUTHORIZED SIGNATORIES OF: Cody Resources, Inc.
_______________________ Authorized Signatory
_______________________ Authorized Signatory

SCHEDULE "A"

The Vulture mineral claims located within the Slocan Mining Division of British Columbia:

CLAIM NAME	TENURE NUMBER	NUMBER OF UNITS	EXPIRY DATE
Vulture	256946	1	Sept 26, 2013
Vulture Fr.	256329	1	Nov. 16, 2012
Vult	256330	1	Sept 26, 2013
Empire No. 5	255924	1	Sept 26, 2013